Exhibit 99.1

Related Party Information

Eagle River Satellite Holdings, LLC, Eagle River Investments and Eagle River, Inc.

Mr. Wolff and Mr. Salemme hold profits interests in Eagle River Holdings, LLC, Eagle River Partners, LLC and Eagle River Satellite Holdings, LLC (“ERS”), all of which are affiliated with ERI. Prior to the Effective Date, Mr. Wolff and Mr. Salemme also served as officers of ERI and its affiliated entities. From and after the Effective Date, they will no longer serve as officers of ERI and its affiliated entities, but will retain their profits interests.

The Company is party to a warrant agreement with ERS to purchase an aggregate of three million shares of its Class A common stock at a weighted average exercise price of $0.01 per share. The warrants are exercisable through December 12, 2012.

ERS is the Company’s controlling stockholder with an economic interest, based on Common Stock outstanding as of December 31, 2010, of approximately 33.6% and a voting interest, based on Common Stock outstanding as of December 31, 2010, of approximately 65.8%.